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                                                                    Exhibit 99.1

                        FORMER MAXTOR CEO MICHAEL CANNON
                      JOINS SOLECTRON AS PRESIDENT AND CEO

              - KO NISHIMURA RETIRES FROM COMPANY AFTER 14 YEARS -

       - LEAD INDEPENDENT DIRECTOR WILLIAM HASLER ELECTED BOARD CHAIRMAN -

For Immediate Release: Jan. 6, 2003

MILPITAS, Calif. - Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain management services, today announced that Michael R. Cannon has been named president and chief executive officer, effective this Friday. He succeeds Koichi Nishimura, 64, who in September announced his intention to retire.

Cannon, 50, was also elected to the Solectron board. He joins Solectron from Maxtor Corporation, where he was president, CEO and a director of a leading global supplier of hard disk drive storage products and solutions.

The board also elected William A. Hasler, the company's lead independent director, to succeed Nishimura as chairman of the board. Hasler, a Solectron director since 1998, is co-CEO of Aphton Corporation, an international biotechnology firm.

In Mike Cannon's six years at Maxtor, he led a significant increase in the company's revenues while diversifying its base of business. He also orchestrated the 2001 merger between Maxtor and Quantum Corporation's hard disk drive division, a move that established Maxtor as one of the world's largest hard disk drive manufacturers and a leading developer of storage solutions and technology. Maxtor, based in Milpitas, had sales of $2.7 billion in the first nine months of 2002.

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Cannon was selected in a succession process led by a special committee of
Solectron's board. The process included consideration of internal candidates and an international candidate search.

"Mike is an ideal choice for Solectron," Hasler said. "He has more than 25 years of manufacturing and technology industry experience, and over that time has built a strong record of growing highly competitive, low-margin businesses. He also has firsthand experience with the types of challenges and opportunities Solectron faces, and he has extensive experience in Asia, an important region for our company.

"We believe he has the strategic skills and leadership abilities needed to accelerate our business, complete Solectron's return to industry-leading profitability and drive the company through a new phase of growth and development," Hasler said.

Said Cannon: "Solectron is a great company with an exciting future. With an industry-leading range of services and unparalleled supply-chain expertise, the company is well positioned to generate sustained, long-term value for our constituents. The prospects for the EMS industry are bright as outsourcing continues to expand and as technology end markets eventually rebound. I look forward to working with the company's management team to build upon the record of success created through Ko Nishimura's leadership."

In Nishimura's first year as CEO, Solectron had $97 million in sales and operated out of one site in California. In fiscal 2002, Solectron had $12.3 billion in sales and today serves global customers from facilities in more than 20 countries on five continents.

Hasler said: "On behalf of the board and the entire corporation, I thank Ko for his outstanding leadership, his tremendous vision and the countless contributions he made to Solectron's success over the last 14 years. Ko's vision not only led the development of a global, industry-leading company, he was instrumental in creating an entire industry.

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"While Ko's continued involvement would have been welcomed, we respect his decision, we appreciate his years of dedicated service as an innovator and leader, and we wish him well in his retirement," Hasler said.

Solectron also said today that Saeed Zohouri, executive vice president and chief operating officer, has left the company. This change is part of the CEO transition process, and Zohouri's responsibilities will be handled by Cannon.

ABOUT MIKE CANNON

Before joining Maxtor as president and CEO in 1996, Cannon held senior management positions in IBM's Storage Systems Division, including vice president, worldwide operations; vice president of the Mobile and Desktop Business Unit; and vice president of product design. He established manufacturing sites for IBM in Singapore, Thailand, China and Hungary, and led the turnaround of the company's hard-drive business by returning it from operating losses to profitability during his tenure.

Prior to joining IBM in 1993, Cannon spent much of the previous decade at Control Data Corporation and its Imprimis Technology spin-off in a variety of senior management positions in the technology components and disk drive operations areas. At Imprimis, he was based in Singapore for four years as vice president of Far East operations. Before joining Control Data in 1983, he spent nine years in engineering and management positions in the Manufacturing Research and Development organization at The Boeing Company. He studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.

ABOUT BILL HASLER

Bill Hasler joined the Solectron board in 1998 and is the company's lead independent director. He is co-chief executive officer of Aphton Corporation, an international biotechnology firm. He is a past dean of the Haas School of Business at the University of California at Berkeley, and is a

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former vice chairman and director of KPMG LLP. Hasler is active in the formation of technology companies and serves as a director of The Schwab Funds, Elevon, DMC Stratex Networks, Tenera Inc. and DiTech Corporation. He is a public governor of the Pacific Stock & Options Exchange, where he chairs the Regulatory Oversight Committee. Hasler, a certified public accountant, attended Pomona (California) College and earned an MBA from Harvard University.

WEBCAST TO BE HELD TUESDAY

At 10:30 a.m. EST Tuesday, Solectron will hold a conference call to discuss this announcement. A live Internet broadcast of the call can be joined by going to http://www.firstcallevents.com/service/ajwz371449202gf12.html. Following the live broadcast, replays of the call will be available at www.solectron.com/investor.

In addition, audio replays will be available immediately following the call through Jan. 14. Call (800) 642-1687 from within the United States or (706) 645-9291 from outside the United States and specify pass code: 7463768.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offering includes new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award. The company had sales of $12.3 billion in fiscal 2002.

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Analyst/Investor Contacts:

Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com